Exhibit 99.1

Shift4 Announces Closing of Offering of $690.0 Million of Convertible Senior Notes due 2025

ALLENTOWN, PA., December 7, 2020 – Shift4 Payments, Inc. (“Shift4”) (NYSE: FOUR), a leading independent provider of integrated payment processing and technology solutions, today announced the completion of the previously announced offering of $690.0 million aggregate principal amount of 0.00% convertible senior notes due 2025 (the “Notes”), which amount includes the exercise in full by the initial purchasers of their option to purchase an additional $90.0 million Notes. The Notes will be senior, unsecured obligations of Shift4 and will not bear regular interest, and the principal amount of the Notes will not accrete. The Notes will mature on December 15, 2025, unless earlier repurchased, redeemed or converted.

The net proceeds of the offering will be used for general corporate purposes.

The Notes were offered in a private offering that was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, the Notes or any shares of Class A common stock issuable upon conversion of the Notes, nor shall there be any sale of the Notes or any such shares, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers of the Notes were made only by means of a private offering memorandum.

About Shift4 Payments:

Shift4 Payments (NYSE: FOUR) is a leading independent provider of integrated payment processing and technology solutions, delivering a complete ecosystem of solutions that extend beyond payments to include a wide range of value-added services. The company’s technologies help power over 350 software providers in numerous industries, including hospitality, retail, F&B, e-commerce, lodging, gaming, and many more. With over 7,000 sales partners, the company securely processed more than 3.5 billion transactions annually for over 200,000 businesses in 2019.

Investor Relations:

Sloan Bohlen

610.596.4475

investors@shift4.com

Media Contacts:

James McCusker

jmccusker@soleburytrout.com

Nate Hirshberg

Vice President, Marketing

Shift4 Payments

888.276.2108 x1107

nhirshberg@shift4.com